Supplement to Prospectus Supplement dated February 28, 2006
(To Prospectus dated February 10, 2004)
$2,919,693,000 (Approximate)
LONG BEACH MORTGAGE LOAN TRUST 2006-2
ASSET-BACKED CERTIFICATES, SERIES 2006-2

LONG BEACH SECURITIES CORP.
Depositor

Long Beach Mortgage Company
Seller and Master Servicer

The risk factor entitled "Simultaneous Second Lien Risk" under the heading “Risk Factors” on page S-18 is amended and restated in its entirety as follows:

A Simultaneous-Second Lien Mortgage Loan on a Mortgaged Property May Increase the Risk that the Related Mortgage Loan Becomes Subject to Foreclosure
With respect to approximately 34.29% of the Group I mortgage loans and approximately 67.93% of the Group II mortgage loans (in each case by aggregate scheduled principal balance of the mortgage loans in the related loan group as of the cut-off date), at the time of origination of such first lien mortgage loan, the originator also originated a second lien mortgage loan which may or may not be included in the trust. The weighted average original loan-to-value ratio of such mortgage loans is approximately 81.34%, with respect to such Group I mortgage loans, and approximately 80.12%, with respect to such Group II mortgage loans, and the weighted average original combined loan-to-value ratio of such mortgage loans (including the related simultaneous second lien) is approximately 98.95%, with respect to such Group I mortgage loans, and approximately 99.50%, with respect to such Group II mortgage loans. The weighted average original combined loan-to-value ratio (including the related simultaneous second lien) of all Group I mortgage loans is approximately 85.88% and of all Group II mortgage loans is approximately 94.88%. With respect to such mortgage loans, foreclosure frequency may be increased relative to mortgage loans that were originated without a simultaneous second lien because mortgagors with a simultaneous second lien have less equity in the mortgaged property. Investors should also note that any mortgagor may obtain secondary financing at any time subsequent to the date of origination of their mortgage loan from the sponsor or from any other lender.

The date of this supplement is March 23, 2006.